EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is executed on this 11th day of March, 1997, but effective as of January 1, 1997, by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at 1521 Locust Street, Philadelphia, Pennsylvania 19102 ("RAI") and EDWARD E. COHEN ("Cohen").

                                    BACKGROUND
                                    ----------

     A. Since 1988, Cohen has been an officer of RAI and currently serves as the Chairman of RAI's Board of Directors. Although certain verbal understandings regarding Cohen's employment with RAI have existed during Cohen's tenure with RAI, there has not been a formalized written agreement to reflect those understandings.

     B. Cohen and RAI desire to formally set forth the terms, conditions and agreements regarding Cohen's employment as Chairman of RAI.

                                       TERMS
                                       -----

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, and intending to be legally bound hereby, RAI and Cohen agree as follows:

     1. EMPLOYMENT. During the term of this Agreement, Cohen shall be employed as the Chairman of the Board of Directors of RAI. Until such time as the Board shall fill the office of President, Cohen shall also serve as President.

     2. DUTIES. Cohen shall report to and accept direction from the Board. Cohen shall serve RAI diligently and to the best of his abilities, but Cohen shall be required to devote only so much of his time and attention to the business of RAI as may be required to fulfill his duties. It is recognized that Cohen in the past has participated, and it is agreed that Cohen in the future may participate in business endeavors separate and apart from RAI.

     3. TERM. Cohen's employment hereunder shall continue in full force and effect for a period of five (5) years, unless sooner terminated in accordance with the provisions hereof. Such term shall automatically extend so that on any day that this Agreement is in effect, it shall have a then current term of five (5) years. Such automatic extensions shall cease upon RAI's written notice to Cohen of its election to terminate this Agreement at the end of the five (5) year period then in effect.

     4.  COMPENSATION.

         a. BASE COMPENSATION. During the period of employment, RAI shall pay to Cohen "Base Compensation" to be established by the Board, initially in an amount equal to the Three Hundred Fifty Thousand Dollars ($350,000) per annum base compensation which Cohen, under existing arrangements approved by the Board, is to receive during calendar 1997 (the "Initial Level"). The Base Compensation will be payable in accordance with the general payroll practices by which RAI pays its executive officers, and the historical practice of RAI's compensation of Cohen. It is understood that RAI, through the compensation committee of the Board, will review Cohen's performance on an annual basis and increase or decrease (but in no event below the Initial Level) such Base Compensation, based upon Cohen's performance.

         b. INCENTIVE COMPENSATION. During the period of employment Cohen may receive incentive compensation in the form of cash bonus payments, stock option grants and other forms of incentive compensation, based upon Cohen's performance.

         c. REIMBURSEMENT OF EXPENSES. RAI shall reimburse Cohen for all reasonable expenses incurred by Cohen in the performance of his duties, including (without limitation) expenses incurred during business-related travel.


     5.  BENEFITS.

     Cohen shall be entitled to receive the following benefits from RAI independent of any other benefits which Cohen may receive from RAI or otherwise:

         a. PARTICIPATION IN BENEFIT PLAN. Cohen will participate in all employee benefit plans in effect during the term of Cohen's employment hereunder.

         b. SUPPLEMENT RETIREMENT PLAN. RAI hereby establishes a Supplemental Employment Retirement Plan (the "SERP") for the benefit of Cohen. The SERP will pay to Cohen upon his retirement at any time after he has reached Retirement Age, a monthly retirement benefit equal to one twelfth (1/12) of the product of (i) the Average Compensation, multiplied by (ii) seventy five percent (75%), less any amounts payable to Cohen under any other retirement plan of RAI in which Cohen participates. If Cohen should die prior to receipt of at least one-hundred twenty (120) months of retirement benefits under the SERP, such retirement benefits shall continue to be paid to Cohen's estate until a total of one-hundred twenty (120) months of such benefits shall have been paid.

         c. TEMPORARY DISABILITY. During any period that Cohen fails to perform his duties hereunder as a result of incapacity due to physical or mental illness Cohen shall continue to receive his full compensation at the rate then in effect for such period until his employment is terminated pursuant to paragraph 6(b) hereof.

     6.  Termination.

          Cohen's employment hereunder shall terminate as follows:

         a. DEATH. Cohen's employment shall terminate automatically upon the death of Cohen.

         b. DISABILITY. RAI may terminate this Agreement if Cohen becomes disabled by reason of any physical or mental disability whatsoever for more than two hundred forty (240) days in the aggregate during any calendar year and the Board determines, that Cohen, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a "Disability");

         c. COHEN'S RETIREMENT. Cohen may, upon reaching the Retirement Age, retire upon ninety (90) days written notice to RAI and upon his retirement shall receive the benefits set forth in paragraph 7(c) hereof.

         d. TERMINATION BY COHEN FOR CAUSE. Cohen may terminate his employment for cause upon thirty (30) days' prior written notice to RAI, with opportunity to cure any condition reasonably susceptible of cure. For the purposes of this paragraph 6(d), cause shall be deemed to exist if any of the following shall occur: (i) without the written consent of Cohen, a substantial change in the services or duties required of Cohen hereunder or the imposition of any services or duties substantially inconsistent with, or in diminution of Cohen's current position, services or duties, or status with RAI; (ii) failure to continue Cohen's coverage under any RAI benefit plan as required under paragraph 5(a) except pursuant to a change to a benefit plan that applies to senior executives of RAI generally or is required by law or regulation; or
(iii) any material breach by RAI of any provision of this Agreement;

         e. TERMINATION BY COHEN WITHOUT CAUSE. Cohen may terminate this Agreement without cause upon one hundred eighty (180) days prior written notice to RAI.

         f. CHANGE OF CONTROL. Cohen may, in his discretion, terminate his employment upon a Change in Control or Potential Change in Control by sending a Notice of Termination.

         g. TERMINATION BY RAI. In accordance with paragraph 3 hereof, RAI may terminate this Agreement at the end of the then current five (5) year term.

     7.  Effect of Termination.

         a. DEATH. Upon the termination of Cohen's employment pursuant to paragraph 6(a) hereof due to Cohen's death, a death benefit shall be paid to Cohen's estate equal to the total amount payable to Cohen under this Agreement until expiration of the term then in effect, assuming that Cohen's total compensation for each year would be equal to the Average Compensation. The death benefit shall be paid in thirty-six (36) equal, consecutive monthly installments, beginning the first month following the month in which Cohen shall have died.

         b. DISABILITY. Upon the termination of Cohen's employment pursuant to paragraph 6(b) hereof due to Cohen's disability, Cohen shall be entitled to receive a monthly disability benefit equal to one twelfth (1/12) of the product of (i) the Average Compensation, multiplied by (ii) seventy-five percent (75%). The disability benefit described above shall be paid to Cohen, beginning the first month following the termination pursuant to paragraph 6(b). Cohen's disability benefit shall cease if he resumes his employment with RAI on the terms provided in this Agreement. Disability payments made under this paragraph shall not be reduced by any payments made directly to Cohen by an insurance company. If during a period in which Cohen is receiving disability benefits, he should reach the Retirement Age then effective the month following his reaching such age, disability benefits shall terminate and retirement benefits shall commence as if this Agreement were in effect on such date and terminated on that date pursuant to section 6(c) hereof due to Cohen's retirement.

         c. RETIREMENT. Upon the termination of Cohen's employment pursuant to paragraph 6(c) hereof due to Cohen's retirement, Cohen shall be paid retirement benefits pursuant to the SERP.

         d. FOR CAUSE; CHANGE OF CONTROL. Upon the termination of this Agreement either (i) by Cohen for cause pursuant to paragraph 6(d) hereof, (ii) by Cohen pursuant to paragraph 6(f) after a Change in Control or Potential Change of Control or (iii) by RAI pursuant to section 6(g) hereof, then RAI shall provide to Cohen the benefits described in Section 7(d)(1) and 7(d)(2) below (the "Severance Benefits").

            (1) LUMP-SUM SEVERANCE PAYMENT. In lieu of any further compensation payments to Cohen for periods subsequent to the Date of Termination, RAI shall pay to Cohen a lump sum severance payment, in cash, without discount, equal to the sum of the total amount payable to Cohen under this Agreement until expiration of the term then in effect, assuming that Cohen's total compensation for each year would be equal to the Average Compensation.

            (2) CONTINUED BENEFITS. For a thirty-six (36) month period (or, if less, the number of months from the Date of Termination until the date Cohen will reach age seventy (70)) after the Date of Termination (the "Benefits Period"), RAI shall provide Cohen with group term life insurance, health insurance, accident and long-term disability insurance benefits (collectively, "Welfare Benefits") substantially similar in all respects to those that Cohen was receiving immediately prior to the Date of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control). During the Benefits Period, Cohen shall be entitled to elect to change his level of coverage and/or his choice of coverage options with respect to the Welfare Benefits to be provided by RAI to Cohen to the same extent that actively employed senior executives of RAI are permitted to make such changes.

         e. TERMINATION BY COHEN WITHOUT CAUSE. If this Agreement is terminated by Cohen without cause, on or after January 1, 2000, pursuant to paragraph 6(e) hereof, Cohen shall be entitled to a benefit equal to one-fourth (1/4) of the death benefit to which his estate would be entitled under paragraph 7(a) hereof, calculated as if Cohen had died on the effective date of the termination of this Agreement. Such benefit shall be paid in sixty (60) equal, consecutive monthly installments, beginning on the month following the effective date of termination.

         f. VESTING OF OPTIONS. Upon any termination of this Agreement, the vesting of all options to purchase securities of RAI granted to Cohen during his employment with RAI shall be accelerated to the later of the effective date of termination of this Agreement, or six months after the date such option was granted, and any provision contained in the agreements under which such options were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration; such acceleration shall not apply to any option that by its terms would vest prior to the date provided for in this paragraph 7(f).

     8.  GROSS-UP PAYMENT.

         a. In the event that (i) Cohen becomes entitled to any benefits or payments in connection with the termination of Cohen's employment, whether pursuant to the terms of this Agreement or otherwise, including without limitation the Severance Benefits (collectively, the "Total Benefits"), and
(ii) any of the Total Benefits will be subject to the Excise Tax, RAI shall pay to Cohen an additional amount (the "Gross-Up Payment") such that the net amount retained by Cohen, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this paragraph 8(a), shall be equal to the Total Benefits. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the amount of the Total Benefits reduced by the amount of such Total Benefits that, in the opinion of tax counsel selected by Cohen, at RAI's expense and reasonably acceptable to RAI ("Tax Counsel"), are not excess parachute payments (within the meaning of Section 28OG(b)(1) of the Code).

         b. For purposes of this Section 8, Cohen shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Cohen's residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to Cohen applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Cohen). Except as otherwise provided herein, all determinations required to be made under this Section 8 shall be made by Tax Counsel.

         c. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Cohen's employment, Cohen shall repay to RAI, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by Cohen to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Cohen's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), RAI shall make an additional Gross-Up Payment to Cohen in respect of such excess (plus any interest, penalties or additions payable by Cohen with respect to such excess) at the time that the amount of such excess is finally determined.

     9.  INDEMNIFICATION.

         a. If Cohen is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein a "proceeding"), by reason of the fact that he is or was an employee (which term includes officer, director, agent and any other capacity) of RAI or is or was serving at the request of RAI as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent, Cohen shall be indemnified and held harmless by RAI to the fullest extent authorized by applicable law, against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) incurred or suffered by Cohen in connection therewith and such indemnification shall continue as to Cohen after he has ceased to be a director, officer, employee or agent and shall inure to the benefit of Cohen's heir, executors, and administrators; provided, however, that RAI shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by Cohen (other than a proceeding to enforce this paragraph 9) only if such proceeding (or part thereof) was authorized directly or indirectly by the Board of RAI. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be, promptly upon request, paid by RAI the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law of the Commonwealth of Pennsylvania requires the payment of such expenses incurred by an employee in his capacity as an employee (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to RAI of an undertaking, by or on behalf of Cohen, to repay all amounts so advanced if it shall ultimately be determined that such employee is not entitled to be indemnified under this paragraph or otherwise.

         b. The indemnification provided by this paragraph shall not be limited or exclude any rights, indemnities or limitations of liability to which Cohen may be entitled, whether as a matter of law, under the Certificate of Incorporation, By-laws of RAI, by agreement, vote of the stockholders or disinterested directors of RAI or otherwise.

         c. Cohen, in seeking indemnification under this Agreement (an "Indemnitee"), shall give the other party or parties (the "Indemnitor") prompt written notice of any claim, suit or demand that the Indemnitee believes will give rise to indemnification under this Agreement; provided, however, that the failure to give such notice shall not affect the liability of the Indemnitor under this Agreement unless the failure to give such notice materially and adversely affects the ability of the Indemnitor to defend itself against or to cure or mitigate the damages. Except as hereinafter provided, the Indemnitor shall have the right (without prejudice to the right of the Indemnitee to participate at its expense through counsel of its own choosing) to defend and to direct the defense against any such claim, suit or demand, at the Indemnitor's expense and with counsel chosen jointly by Indemnitor and Indemnitee, and the right to settle or compromise any such claim, suit or demand; provided, however, that the Indemnitor shall not, without the Indemnitee's written consent, which shall not be unreasonably withheld, settle or compromise any claim or consent to any entry of judgment. The Indemnitee shall, at the Indemnitor's expense, cooperate in the defense of any such claim, suit or demand. If the Indemnitor, within a reasonable time after notice of a claim fails to defend the Indemnitee, the Indemnitee shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnitor.

         d. Cohen will be covered during the entire term of this Agreement by Officer and Director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of RAI or its affiliates, which such insurance shall be paid by RAI.


     10. DEFINITIONS. Any terms not otherwise defined herein shall have the following meaning:

         a. "Average Compensation" means the average of the three highest annual total compensation received by Cohen during any of the then current calendar year (on an annualized basis) and the then preceding eight (8) calendar years.

         b. "Board" means the Board of Directors of RAI.

         c. A "Change in Control" means the occurrence of any of the following events:

            (1) any Person or Persons acting together, excluding employee benefit plans of RAI, are or become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of RAI representing twenty-five percent (25%) or more of the combined voting power of RAI's then outstanding securities (other than a Person or Persons holding such combined voting power at the beginning of the current fiscal year (being October 1, 1996));

            (2) RAI's shareholders approve (or, in the event no approval of RAI's shareholders is required, RAI consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of RAI (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction which would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) RAI's outstanding securities, (ii) the surviving entity's outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

            (3) the shareholders of RAI approve a plan of complete, liquidation or winding-up of RAI or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of RAI's assets; or

            (4) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by RAI's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

         d. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         e. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         f. "Excise Tax" means any excise tax imposed under Section 4999 of the Code or a similar provision that may later be enacted.

         g. "Notice of Termination". After a Potential Change in Control or a Change in Control, Cohen may terminate this Agreement by sending a written notice to RAI that shall (i) specify the date of termination (the "Date of Termination") which shall not be more than sixty (60) days from the date such Notice of Termination is given, (ii) indicate the specific provisions of this Agreement that will apply upon such termination and (iii) set forth in reasonable detail the facts and circumstances for the application of the provisions indicated.

         h. "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act and shall also include any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         i. "Potential Change in Control" means the occurrence of any of the following:

            (1) the Board approves a transaction described in Subsection (b) of the definition of Change in Control contained in paragraph 10(c) hereof; or

            (2) the commencement of a proxy or other contest or effort in which any Person seeks to obtain effective control of RAI.


         j. "RAI" means Resource America, Inc., a Delaware corporation. If Cohen becomes employed by a direct or indirect subsidiary of RAI, then RAI shall also be deemed to refer to the subsidiary thereof by which Cohen is employed. In such case, references to payments, benefits, privileges or other rights to be provided by such subsidiary by which Cohen is employed or RAI, as the case may be, to correspond to the corporate entity obligated to make payments or provide benefits, privileges or other rights pursuant to employee benefit plans affected by the provisions hereof, and in the absence of any such existing plans or provisions, such reference shall be deemed to be to RAI. RAI shall also mean any successor by merger or other business combination to more than one-half of the assets or ownership of RAI.

         k. "Retirement Age" means sixty-two (62) years old.


     11. MISCELLANEOUS.

         a. SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

         b. MODIFICATION OF AGREEMENT. This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

         c. WAIVER. The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

         d. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving affect to the principles of conflicts of laws.

         e. NOTICES. Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this section.

          If to RAI:

          Resource America, Inc.
          1521 Locust Street
          Suite 400
          Philadelphia, PA  19102

          If to Cohen:
          Edward E. Cohen
          1521 Locust Street; Ste. 400
          Philadelphia, PA 19102

     IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on March 11th, 1997, but effective as of January 1, 1997.


                              RESOURCE AMERICA, INC.



                              By: /s/ Carlos C. Campbell
                                  ----------------------


                              EDWARD E. COHEN

                              /s/ Edward E. Cohen
                              -------------------